Exhibit 99.1

Corporate

Conceptus

Gregory Lichtwardt, CFO

(650) 628-4700

glichtwardt@conceptus.com

Investor Relations

Lippert/Heilshorn & Associates

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

Bruce Voss

(310) 691-7100
bvoss@lhai.com

CONCEPTUS PROVIDES 2005 FINANCIAL GUIDANCE,

REAFFIRMS 2004 GUIDANCE

SAN CARLOS, Calif. (January 13, 2005) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today provided financial guidance for 2005 and reiterated its prior guidance for 2004.

The Company provides the following guidance for 2005:

•                  Net sales are expected to be $17.0 million to $18.0 million, up 48% to 57%, compared with the mid-point of Company guidance for 2004 net sales of $11.4 million to $11.6 million.

•                  Gross margins are expected to be 57% to 59% for 2005, compared to gross margins of 38% estimated for 2004.  The company anticipates that gross margins will improve throughout the year, in particular reflecting the benefits of product cost-reduction programs that began in 2004 and a price increase that was announced earlier this month.

•                  Operating expenses are anticipated to be $33.0 million to $34.0 million during 2005.  Conceptus is in the process of hiring additional sales professionals and practice development personnel in order to support the expected growth in net sales. The Company also expects to incur additional costs associated with direct-to-consumer (DTC) marketing and the implementation of procedures required by Section 404 of the Sarbanes-Oxley Act.

•                  The net loss for 2005 before non-cash stock option expenses is expected to be $23.0 million to $24.0 million, or $0.89 to $0.91 per share.  This compares with Company guidance for a net loss in 2004 of $25.8 million to $26.3 million or $1.03 to $1.05 per share.

•                  Conceptus anticipates first quarter 2005 net sales to grow moderately over the fourth quarter of 2004 to a range of $3.5 million to $3.7 million, reflecting the typical revenue cycle in the medical device industry.  In addition, the Company expects increased expenses across all categories, resulting in a net loss for first quarter 2005 of $7.0 million to $7.5 million, or $0.27 to $0.29 per share.

The Company is currently estimating the impact of adopting the most recent Financial Accounting Standards Board amendments regarding the treatment of stock options as a non-cash compensation expense and this guidance is therefore provided without this impact.

Conceptus also confirmed its previous guidance for the fourth quarter of 2004, as disclosed on October 1, 2004.

•                  Net sales for the fourth quarter of 2004 are expected to be at the upper end of the range of $3.4 million to $3.6 million.  This represents growth of more than 55%, compared with net sales of $2.25 million in fourth quarter of 2003.  Net sales for 2004 will be in line with previous guidance of $11.4 million to $11.6 million.

•                  Net loss for the fourth quarter of 2004 is estimated to be $6.2 million to $6.7 million.  This represents an estimated 25% to 31% improvement from the $9.0 million net loss in the fourth quarter of 2003.

“During 2005 we will continue to focus on growing our top line, and have identified three primary goals to support our sales growth, both for 2005 and beyond,” commented Mark Sieczkarek, President and Chief Executive Officer of Conceptus.  “First, in the area of reimbursement, we intend to complete the implementation of the newly-effective CPT code for the Essure procedure by focusing on assisting private payers to adopt the code and appropriate payment schedules into their systems.  This will dramatically increase the efficiency and accuracy of payments to physicians who perform the procedure and ultimately result in increased utilization as reimbursement barriers continue to dissipate.  Second, we are increasing the number of our sales territories and are implementing a formal practice development program for physicians as they begin to perform Essure in the office setting.  These programs will allow us to pursue a balanced approach to penetration and utilization growth.  And third, we will continue to work with our strategic partners to increase our reach in the market.  During 2005 we will be analyzing the results of our DTC test marketing program in Chicago, which will help us to evaluate the next steps in our ongoing work to increase patient and physician awareness.”

“With gross margin improvements and prudent investments in our operating expenses, particularly those expenses that will drive revenues, we will reduce our net loss in 2005 while moving efficiently towards profitability,” Mr. Sieczkarek concluded.

Conceptus plans to host an investment-community conference call in March 2005 to discuss financial results for fourth quarter 2004, to review 2005 financial guidance and to answer questions.  The scheduling of the call will allow sufficient time for the Sarbanes-Oxley Section 404 audit procedures to be completed and the opinion to be rendered on the financial statements by the Company’s external auditors.  Participation information will be provided closer to the date of the conference call.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.   Essure is 99.80% effective after three years of follow-up.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide.  The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  Guidance provided for the fourth quarter of 2004 and the year 2005 in net sales, gross profit, operating expenses and net loss as well as the effect of CPT code reimbursement on commercialization efforts, increases in sales territories, implementation of a practice development effort, strategic alliances and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements.  Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties, year end financial audit activities and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.